Exhibit 99.1

Plan of Arrangement between Royal Gold and
International Royalty Corporation Receives Final Order

DENVER, COLORADO.  FEBRUARY 19, 2010:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) and INTERNATIONAL ROYALTY CORPORATION (“IRC”) (TSX:IRC; NYSE-A:ROY) today announced that they obtained a final order from the Ontario Superior Court of Justice with respect to the previously announced plan of arrangement (the “Arrangement”) between  Royal Gold and IRC.  Royal Gold and IRC expect to complete the Arrangement on or about February 22, 2010.

About Royal Gold

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. The Company currently owns royalties on 119 properties on six continents, including royalties on 21 producing mines and 13 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol "RGLD," and on the Toronto Stock Exchange under the symbol "RGL."

About International Royalty Corporation

International Royalty is a global mineral royalty company.  IRC currently holds 85 royalties on 79 properties including an effective 2.7% NSR on the Voisey’s Bay mine, a sliding-scale royalty on the Chilean portion of the Pascua-Lama project currently at a 3.15% NSR rate, a 1.5% NSR on the Las Cruces project and a 1.5% NSR on approximately 3.0 million acres of gold lands in Western Australia.  IRC is senior listed on the Toronto Stock Exchange (TSX:IRC) as well as the NYSE Amex (NYSE-A: ROY).

For further information, please contact:

Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding Royal Gold’s expectations that it will complete the Arrangement and the anticipated timing thereof.  Factors that could cause actual results to differ materially from these those implied or expressed by these statements include, among others, a failure of any party to the Arrangement to satisfy the conditions precedent to the closing of the Arrangement, as well as other factors described in IRC’s Management Proxy Circular, dated January 15, 2010 that is filed with the Securities and Exchange Commission. Many of these factors are beyond Royal Gold’s ability to predict or control.  Royal Gold disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.